UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 15, 2007

Commission File Number 000-03718

PARK CITY GROUP, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	37-1454128
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3160 Pinebrook Road; Park City, Utah 84098

(Address of principal executive offices)

(435) 645-2000

(Registrant’s telephone number)

_______________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Principal Officers; Election of

Directors; Appointment of Principal Officers.

On, March 15, 2007, the Registrant hired Robert P. Hermanns Senior as a Vice President and appointed him to be a Director to fill a vacancy until the next vote of shareholders.

The following press release announcing this appointment was published March 15, 2007:

Media Contact:

Jeffrey Scott

Split Rock Communications

(408) 884-4017

jeff@splitrockpr.com

Industry Veteran Robert P. Hermanns Joins Park City Group

Park City, Utah – March 15, 2007:  Park City Group, Inc. (OTCBB: PCYG), a leading provider of inventory and patented labor optimization software solutions for retailers, announced today that retail industry veteran Mr. Robert P. Hermanns has joined the Company as Senior Vice President. Mr. Hermanns will be responsible for U.S. customer relations and corporate development and will also become a member of the Park City Group Board of Directors.

Robert Hermanns has over 40 years experience in all phases of retail and wholesale grocery operations. Mr. Hermanns was President and Chief Executive Officer and Vice Chairman of the Board of Directors of Associated Grocers, Inc. from 2002 through 2005. He is also the former Chief Operating Officer of Weis Markets, a $2 billion NYSE company operating 163 retail food markets in the Mid-Atlantic States.

Prior to joining AG and Weis Markets, Mr. Hermanns enjoyed a 30-year career with American Stores Company, an $18 billion food and drug retailer, where he held a number of executive management positions including Chief Operating Officer for Procurement and Logistics. While at American Stores, he spent 10 years with the Lucky Stores Divisions in California, serving as Executive Vice President, General Manager of the 240-store Southern California Division and Senior Vice President of Marketing for the Northern California Division. Mr. Hermanns began his career with Jewel Food Stores, serving in a variety of management positions from store manager to grocery merchandising manager.

Additionally, Mr. Hermanns has served on the Board of Directors of Food Marketing Institute (FMI), the Board of Directors of the Western Association of Food Chains and the Board of Directors of Western Family Foods. He has been actively involved in trade-supported charity organizations including City of Hope, Olive Crest Abused Children Foundation, Boy Scouts of America, Mexican American Grocers Association, National Conference of Christians and Jews, and the Muscular Dystrophy Association.

“I am very excited about the direction that Park City Group is going and their approach to problem solving for what I believe are the key issues surrounding the retail industry today,” said Mr. Hermanns. “Retailers have more options than ever when it comes to technological solutions but only those technology companies that have true retail experience can possibly understand the enormously complex and tremendously diverse issues that today’s retailers face on a daily basis.”

“Quality individuals with the industry depth and breadth of Bob Hermanns are truly rare in today’s world so when I met Bob in 2005, I knew that I wanted him as an integral part of our team,” said Randall K. Fields, Park City Group’s Chief Executive Officer. “I’m very pleased that Bob has decided to join us in fostering and nurturing the consumer-driven collaborative efforts of retailers and suppliers to create mutual profitability and improve the trading relationship. Bob’s outstanding industry reputation and unique style have already resulted in the acquisition of several new customers for Park City Group.”

A graduate of Western Michigan University with a BS degree in Food Marketing, Mr. Hermanns also holds an MBA from the University of Southern California.

In the past 6 months, Park City Group has added employees in data analytics, account management, finance, and product development. The company currently employs over 40 resources in seven U.S. states and Bangalore, India.

About Park City Group

Park City Group, Inc. develops and markets patented computer software that helps its retail customers to increase their sales while reducing their inventory and labor costs: the two largest controllable expenses in the retail industry. The technology has its genesis in the operations of Mrs. Fields Cookies, co-founded by Randy Fields, CEO of Park City Group, Inc. Industry leading customers such as The Home Depot, Victoria’s Secret, Pacific Sunwear of California, Anheuser Busch Entertainment and Tesco Lotus benefit from our software. To find out more about Park City Group (OTCBB: PCYG) visit our website at www.parkcitygroup.com.

Statements in this press release that relate to Park City Group’s future plans, objectives, expectations, performance, events and the like are forward-looking statements. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in economic conditions that may change demand for the Company’s products and services and other factors discussed in the “forward-looking information” section and the “risk factor” section of the management’s discussion and analysis included in the Company’s report on Form 10-KSB/A for the year ended June 30, 2006 filed with the Securities and Exchange Commission. This release is comprised of interrelated information that must be interpreted in the context of all of the information provided and care should be exercised not to consider portions of this release out of context. Park City Group uses paid services of investor relations organizations to promote the Company to the investment community. Investments in any company should be considered speculative and prior to acquisition, should be thoroughly researched. Park City Group does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits

The following Exhibits are attached hereto:

Exhibit 10.1	Employment Agreement with Robert Hermanns

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 26, 2007	PARK CITY GROUP, INC.

By: /s/ William Dunlavy
CFO